Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 1, 2023, in the Registration Statement (Form S-1) and related Prospectus of Globalstar, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana
September 8, 2023